Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Techne Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-37263, 333-88885, 333-49962, 333-170576, 333-199847, 333-207710, and 333-221143) on Form S-8 of Bio-Techne Corporation of our reports dated August 27, 2018, with respect to the consolidated balance sheets of Bio-Techne Corporation as of June, 30, 2018 and 2017, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended June 30, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2018, which reports appear in the June 30, 2018 annual report on Form 10-K of Bio-Techne Corporation.

Our report dated August 27, 2018, on the effectiveness of internal control over financial reporting as of June 30, 2018, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of internal control over financial reporting as of June 30, 2018, the current year acquisitions of Trevigen, Inc., Atlanta Biologicals, Inc., and Eurocell Diagnostics SAS’s internal control over financial reporting associated with total assets of 5.3% and total revenues of 1.7% included in the consolidated financial statements of the Company as of and for the year ended June 30, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Trevigen, Inc., Atlanta Biologicals, Inc., and Eurocell Diagnostics SAS.

/s/ KPMG LLP

Minneapolis Minnesota
August 27, 2018